EXHIBIT 99.1

    The following comments that may be viewed as relating to our completed fiscal quarter ending on March 28, 2008 were made by our senior management at our April 22, 2008 Investor Day, which was previously announced and publicly accessible via a webcast:

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“We closed the acquisition November 15th last year, and we had six weeks of last year combined, and we haven't reported a full quarter yet -- that's coming up. And so it's good to come back and say, okay it's working."... "Our financial position has never been stronger."

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“Now the infrastructure sector is a contentious discussion publicly, because people are not sure about what the States are doing and where the funding levels are. And we said in our earnings call that we thought that the growth rate in the second half of this year could be lower and it could go into '09. We're still very confident in that market. What we talked about in that call earlier this year was a lowering of the growth rate. You know we obviously were very careful to say this thing isn't going south.  In '02 and '03 it went south -- you know, the growth rate went negative for a while. We don't see anything like that for reasons that we'll explain later…So while the decreases in state tax revenues are expected to affect the market in the second half of '08 and into '09, our optimism about the infrastructure market is as strong as ever.”

•	“To that we add the infrastructure market sector. You know, in '07 we saw tremendous growth and a slowing of that growth this year. So there will be some little waves in it.”

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“We don't think infrastructure is taking a dive. We think it's just not accelerating as fast as it did last year. Last year, the infrastructure market I think grew about 12%. We think it'll be slower than that this year, but it's not going to be a negative growth.”

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“We're feeling a lot better about the guidance we gave you today. We're feeling good about the first quarter, which we'll report on May 7th to you, and we think, as you've heard, our markets are strong. And hopefully by when we report the first quarter, we can give you some very strong affirmation of where we stand as a company and what the rest of '08 looks like. But, we're still very confident in the guidance, and there's nothing in what we've told you regarding the guidance that concerns us at this point.”

•	“And all the numbers say that there should be a slowing in the growth rate of expenditure in the second half of '08 and into '09. But it's also true to say that we haven't seen it yet.”

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“So, everything we're talking about is what the numbers are telling us because if we look at our backlog and the rate at which we're winning procurements and needing to hire staff and so on, it hasn't happened yet. All right? I think it will happen in the second half.”

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“Those of you that followed and listened to our call for this year heard a lot about savings that we expect to get in the integration of the two companies. We gave a preview of $50 million to $55 million as we talked about the deal. I can tell you we've already achieved that on a run rate basis as of the first of April. About 90% of that'll show up in this year's performance, in '08's performance.”